Exhibit 99.1

FOR IMMEDIATE RELEASE

MICHAEL ROTH NAMED CEO AT INTERPUBLIC

David Bell Will Serve as Co-Chairman

New York, NY (January 19, 2005) – The Interpublic Group (NYSE: IPG) announced today that its Chairman, Michael Roth, has added the Chief Executive Officer title. David Bell will move to the position of co-Chairman.

“The Board has consulted with Michael and David, who together played a big part in this decision. We believe it is in the best long-term interest of Interpublic and its shareholders,” said Presiding Director Frank Borelli. “With David leading the way, management’s efforts to turn around the company during the past eighteen months have led to significant strengthening of the balance sheet and culture change that is resulting in collaborative growth. During the course of his career, Michael has consistently proven he is a leader who is extremely capable when it comes to taking tough and decisive action on strategic and operational issues. We are confident Michael is ready to lead Interpublic through successful completion of the second half of the turnaround plan and beyond.”

“As we looked to define our priorities and accountabilities for the coming year, it became clear that mine will include strategic and client matters, as well as the operational and financial issues that are so vital to achieving our stated turnaround goals,” said Mr. Roth. “David’s will increasingly revolve around key clients and growth, which are important drivers of our business. In order to align ourselves with these evolving roles, it made sense for me to assume the CEO’s responsibilities and direct reports, which include all corporate functions and the operating units. David’s new title will provide a platform from which to work on strengthening key client relationships and continue building on our recent success in organic growth. These moves are a natural progression of the partnership we’ve been developing since my arrival.”

“We’ve always been clear that an organization as complex as Interpublic needs two senior executives at the top,” said Mr. Bell. “That’s why we asked Michael to join us six months ago. Since then, he’s immersed himself in our business, earned the respect of our senior-most people and taken a lead role in strategic, operational and financial matters. Today’s announcement formalizes these developments in our working partnership. This is what I want and I look forward to continuing to play an important part in Interpublic’s turnaround program.”

Mr. Bell, 61, took on the Chairman and CEO titles in February of 2003, succeeding John Dooner, who returned to lead Interpublic’s largest unit, McCann WorldGroup. Mr. Roth, 59, joined the company’s board in 2002 and chaired its Audit Committee until his appointment as executive Chairman in July of 2004.

Mr. Roth was previously Chairman and CEO of The MONY Group, where he led a turnaround that saw the company diversify its business mix and broaden its distribution channels. This transformation into a financial services holding company enhanced the company’s ability to compete in the dynamic financial services marketplace. The MONY Group was sold to AXA Financial Services Group in July of 2004. During his 15-year tenure at MONY, Mr. Roth also served as President and Chief Operating Officer, as well as Executive Vice President and Chief Financial Officer. Trained as a lawyer and certified public accountant, Mr. Roth has also been Executive Vice President and Chief Financial Officer of Primerica Corporation and a Partner at Coopers & Lybrand.

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Interpublic will host a conference call today, January 19, 2005, at 5:00 p.m. EST.

To join the conference call, please dial (866) 761-0749. For those outside the United States, please call (617) 614-2707. The participant passcode is 92780043. The call will be available via a live webcast on the investor relations section of the Interpublic website at http://investors.interpublic.com.

Thscode 54568441 between 6:00 PM EST on January 19, 2005 and 11:59 PM EST on February 15, 2005. For those outside the United States, please call (617) 801-6888 followed by the passcodis call will be recorded and will be available for review on the investor relations section of the Interpublic website at http://investors.interpublic.com or by dialing (888) 286-8010 followed by the pase 54568441 to hear the recorded call.

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About Interpublic

Interpublic is one of the world's leading organizations of advertising agencies and marketing-services companies. Major global brands include Draft, Foote Cone & Belding Worldwide, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe & Partners Worldwide, MAGNA Global, McCann Erickson, Octagon, Universal McCann and Weber Shandwick. Leading domestic brands include Campbell-Ewald, Deutsch and Hill Holliday.

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Contact Information

General Inquiries: Julie Tu (212) 827-3776	Media, Analysts, Investors: Philippe Krakowsky (212) 704-1328	Analysts, Investors: Jerry Leshne (212) 704-1439

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Cautionary Statement

This press release contains forward-looking statements. Interpublic’s representatives may also make forward-looking statements orally from time to time. Statements in this release that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under the heading “Risk Factors” in Interpublic’s annual report on Form 10-K and in Interpublic’s other SEC filings. Forward-looking statements speak only as of the date they are made, and Interpublic undertakes no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	Interpublic’s ability to attract new clients and retain existing clients;

•	Interpublic’s ability to retain and attract key employees;

•	risks associated with the effects of global, national and regional economic and political conditions;

•	risks arising from material weaknesses in Interpublic’s internal control over financial reporting;

•	potential adverse effects if Interpublic is required to recognize additional impairment charges or other adverse accounting-related developments;

•	potential adverse developments in connection with the SEC investigation;

•	potential downgrades in the credit ratings of Interpublic’s securities;

•

development from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world; and the successful completion and integration of acquisitions which complement and expand Interpublic’s business capabilities.

•	and the successful completion and integration of acquisitions which complement and expand Interpublic’s business capabilities.

Investors should carefully consider these factors and the additional risk factors outlined in more detail under the heading “Risk Factors” in Interpublic’s 2003 Form 10-K, September 2004 Form 10-Q and other SEC filings.

Interpublic Group 1114 Avenue of the Americas	New York, NY 10036	212-704-1200 tel 212-704-1201 fax